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Exhibit (a)(5)

GATEWAY BANCSHARES, INC.

OFFER TO PURCHASE FOR CASH UP TO 110,000 SHARES
OF ITS COMMON STOCK
AT A PURCHASE PRICE OF $17.72 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT MIDNIGHT, RINGGOLD TIME, ON FRIDAY, MAY 30, 2003, UNLESS WE EXTEND THE OFFER.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        Gateway Bancshares, Inc., a Georgia corporation (the "Company"), is offering to purchase for cash 110,000 shares (or such lesser number of shares as are properly tendered) of its Common Stock, (the "Shares"), at a price of $17.72 per Share upon the terms and subject to the conditions set forth in its Offer to Purchase, dated April 30, 2003, and in the related Letter of Transmittal (which together constitute the "Offer"). The Company reserves the right, in its sole discretion, to purchase more than 110,000 Shares pursuant to the Offer. See Sections 1 and 15 of the Offer to Purchase.

        If, prior to the Expiration Date (as defined in the Offer to Purchase), more than 110,000 Shares (or such greater number of Shares as the Company may elect to purchase) are properly tendered and not withdrawn, the Company will, upon the terms and subject to the conditions of the Offer, accept Shares for purchase first from holders of "odd lots" (as defined in the Offer to Purchase) who properly tender their Shares and then on a pro rata basis from all other shareholders whose Shares are properly tendered and not withdrawn. If any shareholder tenders Shares and does not wish to have such Shares purchased subject to proration, such shareholder may tender Shares subject to the condition that a specified minimum number of Shares (which may be represented by designated stock certificates) be purchased. See Sections 1, 3 and 6 of the Offer to Purchase.

        THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7 OF THE OFFER TO PURCHASE.

        For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

        1.    Offer to Purchase, dated April 30, 2003;

        2.    Letter to Clients which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

        3.    Letter, dated April 30, 2003, from Robert Peck, Chief Executive Officer of the Company, to Shareholders of the Company;

        4.    Letter of Transmittal for your use and for the information of your clients (including a Substitute IRS Form W-9); and

        5.    Notice of Guaranteed Delivery to be used to accept the Offer if the Share certificates and all other required documents cannot be delivered to the depositary by the Expiration Date.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, RINGGOLD TIME, ON FRIDAY, MAY 30, 2003, UNLESS THE OFFER IS EXTENDED.

        No fees or commissions will be payable to brokers, dealers or any person for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of Shares held by you as a nominee or in a fiduciary capacity. The Company will pay or cause to be paid any stock transfer taxes applicable to its purchase of Shares, except as otherwise provided in Instruction 8 of the Letter of Transmittal.

        In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal and any other required documents should be sent to Gateway Bank & Trust (the "Bank") with either certificate(s) representing the tendered Shares in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

        As described in Section 3, "Procedures for Tendering Shares," of the Offer to Purchase, tenders may be made without the concurrent deposit of stock certificates, if such tenders are made by or through a broker or dealer which is a member firm of a registered national securities exchange, or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch or agency in the United States. Certificates for Shares so tendered, together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be received by the Bank within three business days after timely receipt by the Bank of a properly completed and duly executed Notice of Guaranteed Delivery.

        Any inquiries you may have with respect to the Offer should be addressed to Gateway Bank & Trust at its address and telephone number set forth on the back cover page of the Offer to Purchase.

        Additional copies of the enclosed material may be obtained from the Bank, telephone: (706) 965-1500.

Very truly yours,

GATEWAY BANCSHARES, INC.

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR ANY OF ITS AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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GATEWAY BANCSHARES, INC. OFFER TO PURCHASE FOR CASH UP TO 110,000 SHARES OF ITS COMMON STOCK AT A PURCHASE PRICE OF $17.72 PER SHARE